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Exhibit 21.1

SUBSIDIARIES OF THE COMPANY:

Mediconsult.com (UK)  Ltd.

Mediconsult.com (US), Ltd.

Mediconsult.com Limited.

3542491 Canada Inc.

Pharminfonet

iHealth Inc.